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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): MAY 14, 2001


                          INTERNET PICTURES CORPORATION
                          -----------------------------
             (Exact name of registrant as specified in its charter)


            DELAWARE                  000-26363               52-2213841
            --------                  ---------               ----------
       (State or other               (Commission              (IRS Employer
jurisdiction of incorporation)       File Number)         Identification Number)


1009 Commerce Park Drive, Oak Ridge, Tennessee                    37830
----------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code:               (865) 482-3000
---------------------------------------------------              ---------------

                                       N/A
          ------------------------------------------------------------
          (Former name or former address, if changed since last report)



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ITEM 1:  Changes in Control of Registrant

On May 14, 2001, Internet Pictures Corporation (the "Company" or "iPIX") announced that it had entered into a definitive agreement with Image Investor Portfolio, a separate series of Memphis Angels, LLC (the "Investors") for the sale by the Company, and purchase by the Investors, of up to $30 million of the Company's Series B Preferred Stock. Pursuant to the terms of a securities purchase agreement between the Company and the Investors dated as of May 14, 2001, the Investors purchased $10 million of the Company's convertible senior secured notes (the "Notes") and received warrants to purchase the Company's Series B Preferred Stock. The Notes bear interest at 8% per annum. The Investors may elect to receive interest either in cash or additional shares. The Notes are convertible into the Company's Series B Preferred Stock at the rate of 50 shares of Series B Preferred Stock for each $1,000 of Notes. The Investors received (i) Tranche A warrants to purchase a number of shares of Series B Preferred Stock equal to one-half the number of shares of Series B Preferred Stock into which the Notes may be converted and (ii) Tranche B warrants to purchase up to $20 million of Series B Preferred Stock at the Tranche B closing. Sixty percent of the Tranche A warrants have an exercise price of $20.00 per share and the remaining forty percent have an exercise price of $40.00 per share. The Tranche B closing will occur, if at all, after a number of conditions have been met. The Company expects the Tranche B closing to occur within five days after the Company's annual meeting of stockholders, currently scheduled for mid-July.

Under the terms of the May 14, 2001 securities purchase agreement, the Investors will consummate the purchase of the Notes in two stages. The first closing, which occurred on May 14, 2001, was for $3 million of the Company's Notes. The second closing, which occurred on May 29, 2001, was for $7 million of the Company's Notes. Effective as of the second closing date, the board of directors of the Company was reduced from nine (9) members to seven (7), and, pursuant to the securities purchase agreement, the Investors will have the right to appoint four (4) of the seven (7) directors. In addition, as of the second closing date, the Chairman and Chief Executive Officer of the Company will step down and will assume the position of Chairman Emeritus.

Pursuant to the terms of a Certificate of Designation filed with the Secretary of State of the State of Delaware on May 14, 2001, the Series B Preferred Stock will convert into the Company's common stock at a conversion rate of eighty shares of common stock for each share of Series B Preferred Stock. In addition to significant matters requiring a class vote, Series B Preferred Stock is entitled to vote on matters submitted to holders of common stock on an as-converted basis. The Series B Preferred Stock bears dividends at an annual rate of 8% of the original issue price payable quarterly in cash or as an increase to the Series B Preferred Stock liquidation preference. Upon the Investor's conversion of the Notes and exercise of the Warrants to purchase Series B Preferred Stock, the Investors would beneficially own approximately 67% of the outstanding capital stock of the Company. The Company has also granted the Investors certain rights to register under the Securities Act of 1933, as amended, the shares of common stock issuable upon conversion of the Series B Preferred Stock. The Investors source of funds used to purchase the Notes or exercise the warrants was, and will be, working capital from the capital contributions of the Investor's members.

The foregoing descriptions of the agreements are qualified in their entirety by reference to the documents that are filed as exhibits hereto and incorporated herein by reference.

ITEM 7:  Financial Statements, Pro Forma Financial Information and Exhibits.

         (c)  Exhibits

Exhibit
Number                              Description
-------                             ------------
3.1               Certificate of Designation, as filed on May 14, 2001

4.1 Securities Purchase Agreement dated as of May 14, 2001 by and between Internet Pictures Corporation and Image Investor
                  Portfolio, a separate series of Memphis Angels, LLC.

4.2               Promissory Note

4.3               Form of Security Agreement

4.4               Form of Intellectual Property Security Agreement

4.5               Form of Pledge Agreement

4.6               Form of Guarantor Security Agreement

4.7               Form of Tranche A Warrant

4.8               Form of Tranche B Warrant

4.9               Form of Guaranty

10.1              Registration Rights Agreement

10.2              Separation of Employment and Consulting Agreement between
                  Internet Pictures Corporation and James M. Phillips dated as of May 14, 2001

20.1              Letter mailed to stockholders on May 14, 2001

99.1              Press release dated May 29, 2001 regarding financing

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


INTERNET PICTURES CORPORATION



Dated:  May 29, 2001                /s/ John J. Kalec
                                    --------------------------------------------
                                    John J. Kalec
                                    Chief Financial Officer


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                                  EXHIBIT INDEX

Exhibit                            Description
-------                            -----------
  3.1             Certificate of Designation, as filed on May 14, 2001

  4.1 Securities Purchase Agreement dated as of May 14, 2001 by and between Internet Pictures Corporation and Image Investor
                  Portfolio, a separate series of Memphis Angels, LLC

  4.2             Promissory Note

  4.3             Form of Security Agreement

  4.4             Form of Intellectual Property Security Agreement

  4.5             Form of Pledge Agreement

  4.6             Form of Guarantor Security Agreement

  4.7             Form of Tranche A Warrant

  4.8             Form of Tranche B Warrant

  4.9             Form of Guaranty

 10.1             Registration Rights Agreement

 10.2             Separation of Employment and Consulting Agreement between
                  Internet Pictures Corporation and James M. Phillips dated as of May 14, 2001

 99.1             Press release dated May 29, 2001 regarding financing

 20.1             Letter mailed to stockholders on May 14, 2001